EXHIBIT 99.1

Investor Contacts:  Jon Greer           Matt Ginter
                    651-736-1915        651-733-8206
                    jagreer@mmm.com     mjginter@mmm.com

Media Contact:      John Cornwell
                    651-733-7698
                    jrcornwell@mmm.com


FOR IMMEDIATE RELEASE

3M to Report Higher Fourth-Quarter Sales and Earnings

St. Paul, Minn. - Jan. 16, 2001 -- 3M said today it achieved higher fourth-quarter sales and earnings excluding non-recurring items, but significant slowing of the U.S. economy and a strong U.S. dollar held back growth.

     Net income for the quarter totaled $447 million, or $1.12 per share, up from $444 million, or $1.10 per share, in the fourth quarter of 1999, but below the company's previous expectation. Currency effects reduced earnings for the quarter by 5 cents per share.

     3M said it increased volume 8.5 percent from the fourth quarter of 1999. Sales of $4.1 billion increased 2 percent, with good volume gains significantly offset by negative currency translation of nearly 5 percent and slightly lower selling prices. 3M continued to achieve double-digit volume gains in all major international areas. U.S. volume was basically unchanged from the fourth quarter of 1999, with demand particularly soft in the month of December.


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Operating income at 17.5 percent of sales was down one percentage point from the fourth quarter of 1999 due to flat U.S. volume, the impact of the stronger U.S. dollar and acquisition effects. These impacts at the net income level were partially offset by a slightly lower tax rate of 33 percent.

For the year 2000, 3M achieved record results, with earnings per share - excluding non-recurring items - growing 11 percent from 1999, and volume increasing more than 10 percent from the prior year.

     W. James McNerney, Jr., Chairman and Chief Executive Officer, said, "We're committed to sustaining double-digit earnings growth in 2001, despite the current weak and uncertain economic picture. We're quickly sizing our cost structure to meet this target even if our sales in local currencies fall significantly short of our original expectation of about 11 percent growth, and currency rates continue at present negative levels."

     The company expects mid-single-digit earnings per share growth in the first quarter, as accelerated cost reduction efforts begin to take effect.

"We will aggressively manage our overall cost base, while funding our major growth engines. This will position 3M well to capitalize on a resumption of more normal economic growth," McNerney said.

     "We remain confident in our ability to achieve solid, consistent profit growth even as we deal with these difficult economic challenges," he said.

3M has moved up its conference to discuss results for the fourth quarter and expectations for 2001 to 8:30 a.m. EST (7:30 a.m. Central) on Jan. 17. The teleconference will be available via webcast at http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=MMM&script=2400.

     The company will issue financial statements for the fourth quarter and year 2000 next week.

FORWARD-LOOKING STATEMENTS
Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors, including: (1) worldwide economic conditions;
(2) foreign exchange rates and fluctuations in those rates; (3) the timing and acceptance of new product offerings; (4) raw materials, including shortages and increases in the costs of key raw materials; (5) our ability to successfully manage acquisitions, divestitures and strategic alliances; and (6) legal proceedings.

# # #
About 3M
     3M is a $16 billion technology company with leading positions in electronics, telecommunications, industrial, consumer and office, health care, safety and other markets. Headquartered in St. Paul, Minnesota, the company has operations in more than 60 countries and serves customers in nearly 200 countries. 3M businesses share technologies, manufacturing operations, brands, marketing channels and other important resources. 3M is one of the 30 stocks that make up the Dow Jones Industrial Average and also is a component of the Standard & Poor's 500 Index. Additional information about the company is available on the Internet at www.3M.com.